EXHIBIT 99.1

INmune Bio Inc. Featured in Exclusive NetworkNewsWire Broadcast

NEW YORK, June 11, 2019 (GLOBE NEWSWIRE) -- via NetworkNewsAudio – INmune Bio Inc. (NASDAQ: INMB), an immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announces the broadcast of its exclusive audio interview with NetworkNewsAudio (NNA), a NetworkNewsWire (NNW) Solution that delivers clients unparalleled visibility, recognition and brand awareness in the investment community.

The interview can be heard at http://nnw.fm/94zqW.

Two of the co-founders of INmune Bio – CEO Dr. RJ Tesi, M.D. and CFO David Moss – join NNW host Stuart Smith for a discussion on the company’s novel approach to treating unsolved problems in cancer therapy and neurogenerative diseases such as Alzheimer’s.

“INmune Bio is a clinical stage biotech company, what does that mean? It means we are developing drugs to treat diseases that don’t have very good treatments,” Tesi says, also noting the company’s unique stance approach.

“It’s very unusual for a company to be focused on both cancer and neurodegenerative diseases such as Alzheimer’s, but that’s because we view Alzheimer’s disease as an immunologic disease,” he explains. “At least a third, probably closer to 50% of patients with Alzheimer’s Disease and dementia have chronic inflammation as an underlying cause of their cognitive decline. You need to manipulate the immune system to solve that problem and as an immunology company, we do that.”

INmune Bio differentiates itself from other immunology companies by focusing on the innate immune system while the majority conduct research on the adaptive immune system or T cells. The company’s clinical research and drug candidate pipeline centers on three promising approaches to treating diseases related to the innate immune system.

“Humans have two immune systems, the adaptive and the innate immune system, and they work together in this very elegant system,” Tesi says. “We’ve got all these great therapies to treat the adaptive immune system, diseases that relate to T cells, but we don’t have much to treat those diseases related to the innate immune system.”

INmune Bio’s INKmune™ biologic delivery system works by priming natural killer (NK) cells to attack hidden, residual cancer cells. The company’s INB03 checkpoint inhibitor targets myeloid derived suppressor cells which prevent a patient’s own immune system from attacking cancer cells. Also in the company’s pipeline is XPro1595, which targets the microglial immune cells of the brain that are a cause of neuroinflammation which can kill nerve cells and promote synaptic dysfunction or dementia in Alzheimer’s disease patients. A $1 million “Part the Cloud” grant awarded by the Alzheimer’s Association helps fund INmune Bio’s XPro1595 research program.

From an operational standpoint, 2019 has been a year of “firsts” for INmune Bio as the company went public and commenced trading on the NASDAQ. Additionally, subsequent financings and the Alzheimer’s Association grant provided funding to pursue further research on the company’s three drug candidates with ongoing phase I clinical trials generating data and upcoming phase II clinical trials in the planning stages.

About INmune Bio Inc.  INmune Bio Inc. is a publicly traded (NASDAQ: INMB) clinical-stage biotechnology company developing therapies targeting the innate immune system to fight disease. INmune Bio is developing three product platforms: two products that reengineer the patient’s innate immune system’s response to cancer and one product to treat neuroinflammation that is currently focused on Alzheimer’s disease. INKmune is a natural killer (NK) cell therapeutic that primes the patient’s NK cells to attack minimal residual disease, the remaining cancer cells that are difficult to detect, which often cause relapse. INB03 inhibits myeloid derived suppressor cells (MDSC), which often cause resistance to immunotherapy, such as anti-PD-1 checkpoint inhibitors. XPro1595 targets neuroinflammation, which causes microglial activation and neuronal cell death. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

About NetworkNewsAudio  NetworkNewsAudio (NNA) , a NetworkNewsWire (NNW) Solution, allows you to sit back and listen to market updates, CEO interviews and a Company AudioPressRelease (APR). These audio clips provide snapshots of position, opportunity and momentum. NetworkNewsAudio (NNA) can assist your company by cutting through the overload of information in today's market, NNA brings its clients unparalleled visibility, recognition and brand awareness. NetworkNewsWire (NNW) is where news, content and information converge. NetworkNewsWire (NNW) is a comprehensive provider of news aggregation and syndication, enhanced press release services and a full array of social communication solutions. As a multifaceted financial news and distribution company with an extensive team of journalists and writers, NNW has the unparalleled ability to reach a wide audience of investors, consumers, journalists and the general public with an ever-growing distribution network of more than 5,000 key syndication outlets across the nation.

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Forward-Looking Statements  This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

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